Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$________	January 7, 2014
Rockville, Maryland

For value received, RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), promises to pay to ____________ (the “Holder”), the principal sum of $________. Interest shall accrue from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to five percent (5%) per annum. This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Convertible Note Purchase Agreement dated as of January 7, 2014. Such Notes are referred to herein as the “Notes” and the holders thereof are referred to herein as the “Holders”. This Note is subject to the following terms and conditions.

1. Maturity. Unless converted or repaid pursuant to Section 2 or Section 3, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, will be payable upon the written demand of the Holder at any time after January 6, 2019 (the “Maturity Date”). Subject to Section 3, interest shall accrue on this Note but shall not be due and payable until the written demand of the Holder on or after the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Conversion.

(a) Optional Conversion. At any time prior to repayment of this Note, the outstanding principal amount of this Note and accrued but unpaid interest on this Note (the “Conversion Amount”) may, at the option of the Holder, be voluntarily converted into shares of common stock, $0.001 par value per share (the “Common Stock”) of the Company or such other securities or property for which this Note may become convertible as a result of any adjustment described in Section 2(b). The number of shares of Common Stock to be issued upon such conversion shall be equal to (i) the Conversion Amount divided by (ii) the Conversion Price (as defined below). The Conversion Price shall initially be equal to $0.06 per share.

(b) Adjustment.

(i) So long as this Note is outstanding, if the Company shall issue any Common Stock (including any accompanying warrant) prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price and Note Holder shall also receive a warrant, if any, on the same terms (including, but not limited to, ratio of shares under the warrant to dollars invested and exercise price) as the participants in the lower price transaction triggering the Conversion Price adjustment.  For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security if such issuance is at a price lower than the then applicable Conversion Price.

(ii) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company, or the like, the number, class and type of shares available upon conversion of this Note and the Conversion Price shall be correspondingly adjusted to give the Holder of the Note, on conversion for the same aggregate Conversion Amount, the total number, class, and type of shares or other property as the Holder would have owned had the Note been converted prior to the event and had the Holder continued to hold such shares until the event requiring adjustment. The form of this Note need not be changed because of any such adjustment.

(iii) If at any time following delivery by Holder to the Company of a Notice of Conversion but prior to issuance of the applicable shares upon conversion, the holders of Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the conversion of this Note) shall have received or become entitled to receive, without payment therefor:

(A) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a dividend or distribution covered in Section 2(b)(i) above),

(B) any cash paid or payable otherwise than as a cash dividend, or

(C) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock pursuant to Section 2(b)(i) above), then and in each such case, the Holder hereof will be entitled to receive, in addition to the number of shares of Common Stock receivable pursuant to the Notice of Conversion, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (B) and (C) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

(iv) Upon the occurrence of each adjustment pursuant to this Section 2(b), the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price and adjusted number or type of shares or other securities issuable upon conversion of this Note (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder.

(c) Mechanics and Effect of Conversion. No fractional shares of the Company’s Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note at the principal offices of the Company, along with a duly executed Conversion Notice in the form attached as Appendix A hereto. At its expense, the Company will, as soon as practicable thereafter, cause to be issued and delivered to such Holder a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3. Payment Terms. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made only upon the written consent of a Majority in Interest (as defined below); provided, that all of the Notes shall be prepaid on a pro rata basis.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new convertible promissory note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or e-mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, facsimile number or e-mail as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the holders of a majority of the aggregate principal amount of the Notes then outstanding (a “Majority in Interest”). Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of this Note.

8. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Counterparts. This Note may be executed in two or more counterparts, all of which together shall constitute one and the same instrument. This Note may also be executed and delivered by facsimile or other electronic delivery of signature.

10. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

[Signature Page Follows]

This Note is executed and delivered as of the date first set forth above.

COMPANY:

REGENERX BIOPHARMACEUTICALS, INC.

By:

J. J. Finkelstein

President and Chief Executive Officer

RegeneRx Biopharmaceuticals, Inc.

15245 Shady Grove Road

Suite 470

Rockville, MD 20850

AGREED TO AND ACCEPTED:

___________________________

___________________________

(signature)

Address:

Appendix A

Conversion Notice

To convert this Note in accordance with Section 2(a), check this box: ☐

If you want the stock certificate made out in another person’s name fill in the form below:

Print or type other person’s name, address and zip code:

Date: _______________________	Your signature:
(Sign exactly as your name appears on the Note)

Deliver this Notice with the original Note to the offices of the Company in accordance with Section 2(c) of the Note.